Exhibit 99.1

FOR IMMEDIATE RELEASE

NanoString Technologies Releases Fourth Quarter and Full Year 2013

Financial Results and Provides 2014 Outlook

- Strong Q4 2013 Revenue Growth of 56% Year over Year -

- Record Q4 2013 Instrument Revenue of $5.3 Million, Up 109% Year over Year -

- Full Year Total Revenue of $31.4 Million, Up 37% Year over Year -

SEATTLE – February 26, 2014 – NanoString Technologies, Inc. (NASDAQ:NSTG), a provider of life science tools for translational research and molecular diagnostic products, today reported financial results for the three and twelve months ended December 31, 2013.

Highlights of the fourth quarter include:

•	Total revenue of $10.1 million, 56% year-over-year growth

•	Instrument revenue of $5.3 million, 109% year-over-year growth

•	Adoption of ProsignaTM Breast Cancer Assay by leading US clinical labs and cancer centers

•	Commercial launch of nCounter® Dx Analysis System with FLEX configuration with five systems sold in the US

•	Publication of the second clinical validation study for Prosigna in Annals of Oncology, the journal of the European Society of Medical Oncology

“Our strong year-end results and recent accomplishments position NanoString to continue executing on our strategy to become an indispensable part of cancer research and treatment. During the fourth quarter we delivered record revenue and instrument growth,” said President and Chief Executive Officer, Brad Gray. “We are dramatically expanding our addressable market into clinical laboratories, with commercial launches underway of our nCounter Dx Analysis system with FLEX configuration, nCounter ElementsTM General Purpose Reagents, and our Prosigna Breast Cancer Assay. We recently completed a financing which brought approximately $57 million in net proceeds to the company, bolstering our capital resources to fund our growth objectives.”

Fourth Quarter Financial Results

Revenue for the three months ended December 31, 2013 rose 56% to $10.1 million, from $6.5 million for the fourth quarter of 2012. Instrument revenue was $5.3 million, up 109% from the prior year period. Consumables revenue, including in-vitro diagnostic kits, was $4.4 million for the fourth quarter of 2013, 19% higher than in the comparable 2012 quarter.

Gross margin was 52% for the fourth quarter of 2013 compared to 49% for the prior year period. The increase was largely due to manufacturing efficiencies from increasing scale, partially offset by a significant shift in product mix toward instrument revenue.

Research and development expense increased to $4.5 million for the fourth quarter of 2013, versus

$3.4 million for the fourth quarter of 2012, reflecting increased investment in technology development. Selling, general and administrative expense was $9.1 million for the fourth quarter of 2013 compared to $4.9 million for the prior year period. The increase reflects Prosigna launch costs, investments to expand the existing commercial organization and other increased corporate costs, including those related to the transition to becoming a public company.

Net loss attributable to common stockholders for the three months ended December 31, 2013 was $8.8 million, or a loss of $0.60 per diluted share, compared with $7.9 million, or a loss of $19.85 per diluted share, for the fourth quarter of 2012. Non-GAAP net loss for the three months ended December 31, 2013 was $7.5 million, or a loss of $0.51 per diluted share, compared with non-GAAP net loss of $4.4 million, or a loss of $0.53 per diluted share, for the prior year period (see accompanying table for reconciliation of GAAP and non-GAAP financial measures).

Full Year 2013 Financial Results

Revenue for 2013 rose 37% to $31.4 million, from $23.0 million for 2012. Instrument revenue was $13.0 million, up 48% from the prior year. Consumables revenue, including in-vitro diagnostic kits, was $16.8 million for 2013, 29% higher than for the prior year.

Gross margin increased to 52% for 2013 compared to 46% for the prior year. Research and development expense was $15.0 million for 2013, versus $11.6 million for 2012. Selling, general and administrative expense was $29.9 million for 2013 compared to $15.5 million for the prior year.

Net loss attributable to common stockholders for 2013 was $33.9 million, or a loss of $4.44 per diluted share, compared with $25.2 million, or a loss of $71.10 per diluted share, for 2012. Non-GAAP net loss for 2013 was $25.6 million, or a loss of $2.14 per diluted share, compared with non-GAAP net loss of $13.8 million, or a loss of $1.72 per diluted share, for the prior year (see accompanying table for reconciliation of GAAP and non-GAAP financial measures).

The company ended 2013 with $42.7 million of cash, cash equivalents, and short-term investments.

NanoString’s Outlook for 2014 Includes:

•	Total revenue in the range of $45.0 to $50.0 million, representing an approximate increase of 43% to 59% over 2013

•	Gross margin in the range of 55% to 58%

•	Operating expenses in the range of $70.0 to $75.0 million

•	Net operating loss in the range of $40.0 to $50.0 million

Conference Call

Management will host an investment community conference call today beginning at 1:30 pm PT / 4:30 pm ET to discuss these results and answer questions. Individuals interested in listening to the conference call may do so by dialing (888) 793-9492 for domestic callers, or (734) 385-2643 for international callers, or from the webcast link in the investor relations section of the Company’s website at: www.nanostring.com. The webcast will be available on the company’s website for 14 days following the completion of the call.

About NanoString Technologies, Inc.

NanoString Technologies provides life science tools for translational research and molecular diagnostic products. The company’s nCounter® Analysis System, which has been employed in basic and translational research since it was first introduced in 2008 and cited in more than 360 peer-

reviewed publications, has also now been applied to diagnostic use as the nCounter Dx Analysis System. The company’s technology offers a cost-effective way to easily profile the expression of hundreds of genes, miRNAs, or copy number variations, simultaneously with high sensitivity and precision. The company’s technology enables a wide variety of basic research and translational medicine applications, including biomarker discovery and validation. The nCounter-based Prosigna™ Breast Cancer Prognostic Gene Signature Assay is the first in vitro diagnostic assay to be marketed through the company’s diagnostics business. The nCounter Dx Analysis System is FDA 510(k) cleared for use with the Prosigna Breast Cancer Prognostic Gene Signature Assay. To date, it has not been cleared by the FDA for other indications or for use with other assays.

The NanoString Technologies logo, NanoString, NanoString Technologies, nCounter, nCounter Elements and Prosigna are registered trademarks or trademarks of NanoString Technologies, Inc. in various jurisdictions.

For more information, please visit www.nanostring.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our ability to successfully execute on our strategy, our expectations regarding the launch and impact of new products, future growth and long-term profitability, and our estimated 2014 operating results. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include market acceptance of our products; delays or denials of regulatory approvals or clearances for products or applications; delays or denials of reimbursement for diagnostic products; the impact of competition; the impact of expanded sales, marketing, product development and clinical activities on operating expenses; delays or other unforeseen problems with respect to manufacturing, product development or clinical studies; adverse conditions in the general domestic and global economic markets; as well as the other risks set forth in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. NanoString Technologies disclaims any obligation to update these forward-looking statements.

Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures in this release. Management of the company believes that these non-GAAP financial measures, considered together with GAAP financial information, provide useful information for investors by excluding certain non-cash and other income and expense that are not indicative of the company’s core operating performance. Reconciliations of the non-GAAP financial measures used in this release to the most directly comparable GAAP measures for the respective periods can be found in “Reconciliation of GAAP to Non-GAAP Financial Information” immediately following the financial tables. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Investor Contact:

Lynn Pieper of Westwicke Partners

For NanoString Technologies

lynn.pieper@westwicke.com

415-202-5678

Media Contact:

Nicole Litchfield

For NanoString Technologies

nicole@bioscribe.com

415-793-6468

— Financial Tables Follow —

NANOSTRING TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenue:
Instruments	$5,281	$2,524	$12,995	$8,786
Consumables	4,262	3,711	16,642	13,036
In-vitro diagnostic kits	140	—	181	—
Service revenue	437	258	1,585	1,151

Total revenue	10,120	6,493	31,403	22,973
Costs and expenses:
Cost of revenue	4,821	3,285	15,009	12,361
Research and development	4,510	3,382	14,979	11,635
Selling, general and administrative	9,090	4,898	29,912	15,486

Total costs and expenses	18,421	11,565	59,900	39,482

Loss from operations	(8,301)	(5,072)	(28,497)	(16,509)
Other income (expense):
Interest income	40	4	68	21
Interest expense	(530)	(253)	(1,942)	(804)
Revaluation of preferred stock warrant liability	—	(537)	1,156	(387)
Other income (expense)	(36)	(3)	(66)	(29)

Total other income (expense)	(526)	(789)	(784)	(1,199)

Net loss	(8,827)	(5,861)	(29,281)	(17,708)
Accretion of mandatorily redeemable convertible preferred stock	—	(2,018)	(4,653)	(7,533)

Net loss attributable to common stockholders	$(8,827)	$(7,879)	$(33,934)	$(25,241)

Net loss per share, basic and diluted	$(0.60)	$(19.85)	$(4.44)	$(71.10)

Shares used in calculating basic and diluted net loss per share	14,617	397	7,643	355

NANOSTRING TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$9,941	$21,692
Short-term investments	32,715	—
Accounts receivable, net	8,331	3,322
Inventory	6,750	5,380
Prepaid expenses and other	2,999	1,320

Total current assets	60,736	31,714
Deferred offering costs	29	1,765
Property and equipment, net	3,065	3,674
Other assets	542	253

Total assets	$64,372	$37,406

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,354	$2,865
Accrued liabilities	7,088	4,481
Long-term debt, current portion	6,136	2,789
Other	2,052	1,642

Total current liabilities	18,630	11,777
Long-term debt, net of current portion	12,157	9,970
Preferred stock warrant liability	—	3,532
Other non-current liabilities	2,116	2,265

Total liabilities	32,903	27,544
Mandatorily redeemable convertible preferred stock	—	103,622
Total stockholders’ equity (deficit)	31,469	(93,760)

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ equity (deficit)	$64,372	$37,406

NANOSTRING TECHNOLOGIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Net loss attributable to common stockholders (GAAP)	$(8,827)	$(7,879)	$(33,934)	$(25,241)
Accretion of mandatorily redeemable convertible preferred stock	—	2,018	4,653	7,533
Change in the fair value of preferred stock warrant liability	—	537	(1,156)	387
Stock-based compensation expense	379	179	1,145	745
Depreciation and amortization	419	480	1,779	1,947
Interest expense	530	253	1,942	804

Net loss (non-GAAP)	$(7,499)	$(4,412)	$(25,571)	$(13,825)

Shares used in calculating basic and diluted net loss per share (GAAP)	14,617	397	7,643	355
Shares of common stock issuable upon conversion of mandatorily redeemable convertible preferred stock	—	7,949	4,280	7,663

Shares used in calculating basic and diluted net loss per share (non-GAAP)	14,617	8,346	11,923	8,018

Net loss per share, basic and diluted (GAAP)	$(0.60)	$(19.85)	$(4.44)	$(71.10)

Net loss per share, basic and diluted (non-GAAP)	$(0.51)	$(0.53)	$(2.14)	$(1.72)